Exhibit 99.1

DuPont Reports Third Quarter 2021 Results
•3Q21 GAAP EPS from continuing operations of $0.80; adjusted EPS of $1.15
•3Q21 Net Sales of $4.3 billion, up 18 percent; organic sales up 16 percent versus the year-ago period on 10 percent volume improvement and 6 percent pricing gains
•3Q21 GAAP Income from continuing operations of $433 million; operating EBITDA of $1.09 billion, up 20 percent versus the year-ago period; operating EBITDA margin expansion of 50 basis points
•Operating cash flow of $842 million; free cash flow of $634 million during the quarter
•$657 million of capital returned to shareholders during the quarter through $500 million in share repurchases and $157 million in dividends
WILMINGTON, Del., November 2, 2021 - DuPont (NYSE: DD) today announced financial results for the third quarter 2021.
“We delivered third quarter financial results ahead of expectations by maintaining a disciplined focus on operational excellence and pricing actions in the face of unprecedented global supply shortages, logistics challenges and sustained inflationary pressure,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “We leveraged our global supply network to meet the needs of our customers as demand remained robust across the electronics, automotive, construction and water end-markets and continued to improve across industrial end-markets globally.”
“Today we also separately announced a definitive agreement to acquire Rogers Corporation(1), an advanced materials provider with superior technology innovation, applications engineering expertise, and leading end-market positions. In addition, we announced we are exploring options to divest a substantial portion of the Mobility & Materials segment(2)," Breen continued. “With these announcements, and building on our recent acquisition of Laird Performance Materials, we are significantly advancing our position as a premier multi-industrial company focused in the secular growth areas of electronics, water, protection, industrial technologies and next generation automotive. We are strengthening these pillars to further expand our capabilities to deliver differentiated, value-added technologies. These steps are expected to create tremendous opportunities for employees and unlock significant value for shareholders."
Third Quarter 2021 Results
Net sales totaled $4.3 billion, up 18 percent versus the year-ago period and up 16 percent on an organic(3) basis including high-single to low-double digit volume growth across each of the three reporting segments. Double-digit organic growth across Asia Pacific, Europe and North America reflects robust global customer demand in key end-markets. The organic sales growth during the quarter includes 6 percent pricing gains which primarily reflects actions taken to offset higher raw material costs.
GAAP EPS from continuing operations totaled $0.80 on GAAP income from continuing operations of $433 million, versus GAAP EPS from continuing operations of $0.11 on GAAP income from continuing operations of $86 million in the year-ago period. The improvement was driven mainly by a lower share count, higher segment earnings and lower net charges associated with significant items(3).
Operating EBITDA(3) was $1.09 billion, up 20 percent versus operating EBITDA(3) in the prior year. The improvement was driven by the ongoing recovery in key end-markets impacted by the COVID-19 pandemic in the year-ago period, most notably automotive, continued strength in electronics markets and the impact of the July 1, 2021 Laird Performance Materials acquisition. Operating EBITDA improvement drove 50 basis points of operating EBITDA margin expansion. Adjusted EPS(3) was $1.15, up 89% versus adjusted EPS(3) in the year-ago period primarily due to a lower share count and higher segment results.

(1) On November 2, 2021 DuPont announced it had entered a definitive agreement to acquire Rogers Corporation (NYSE: ROG). The transaction is subject to approval by Rogers Corporation’s shareholders, regulatory approvals and customary closing conditions.
(2) On November 2, 2021 DuPont announced that it has initiated a divestiture process related to a substantial portion of its Mobility & Materials segment. The outcome of which, including the entry into definitive agreements, is subject to approval by the DuPont Board of Directors. The scope of the intended divestiture excludes certain product lines including Auto Adhesives and Multibase.
(3) Adjusted EPS, operating EBITDA, organic sales, free cash flow and free cash flow conversion are non-GAAP measures. See page 6 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 11 of this communication.

Operating cash flow in the quarter of $842 million and capital expenditures of $208 million resulted in adjusted free cash flow conversion(3) of 112 percent.
Third Quarter 2021 Segment Highlights
Electronics & Industrial
Electronics & Industrial reported net sales of $1.5 billion, up 21 percent from the year-ago period. Volume gains delivered 9 percent organic sales growth. The July 1, 2021 acquisition of Laird Performance Materials increased net sales by 11 percent. Currency was a 1 percent tailwind.
Volume growth was led by double-digit gains in Industrial Solutions with strength in consumer electronics, healthcare and industrial markets. Continued strength in Semiconductor Technologies also resulted in double-digit volume growth with demand driven by the on-going transition to more advanced technologies and growth in high performance computing and 5G communications. Within Interconnect Solutions, organic sales were down mid-single digits due to the anticipated shift in demand related to premium next-generation smartphones to the first half of the year, along with softness in automotive end-markets due to supply chain constraints. For the nine months ended September 30, 2021, organic sales for Interconnect Solutions were up high-single digits compared to the same period of the prior year.
Operating EBITDA for the segment was $475 million, an increase of 13 percent from operating EBITDA of $421 million in the year-ago period. Volume gains and earnings associated with Laird Performance Materials more than offset a headwind associated with a technology sale in the prior year.

Water & Protection
Water & Protection reported net sales of $1.4 billion, up 12 percent from the year-ago period. Organic sales were up 11 percent on a 9 percent increase in volume and a 2 percent increase in price. Currency was a 1 percent tailwind.
Sales gains versus the year-ago period were led by Safety Solutions as continued recovery in industrial end-markets resulted in significant volume improvement for aramid fibers, coupled with pricing gains. Within Shelter Solutions, high-single digit organic growth reflects continued recovery in commercial construction led by demand for solid surfaces, as well as pricing gains. Demand in North American residential construction and retail channels for do-it-yourself applications remains strong. Broad-based demand for Water Solutions technologies also remained strong, however, logistics challenges continued to impact our ability to meet demand which resulted in organic growth in the low-single digits versus the year-ago period.
Operating EBITDA for the segment totaled $353 million, an increase of 12 percent compared to operating EBITDA of $314 million in the year-ago period. Volume growth and the absence of charges incurred in the prior year associated with temporarily idled facilities more than offset higher raw materials and logistics costs.

Mobility & Materials
Mobility & Materials reported net sales of $1.3 billion, up 30 percent from the year-ago period. Organic sales were up 28 percent on a 16 percent increase in price and a 12 percent increase in volume. Currency was a 2 percent tailwind.
Sales gains were broad-based across the segment reflecting significant organic growth within each of Engineering Polymers, Performance Resins and Advanced Solutions. The local price increase of 16 percent reflects actions taken to offset raw material costs and higher metals pricing. Volume improvement reflects strong recovery from the impact of the COVID-19 pandemic including continued demand in the third quarter from automotive component manufacturers.
Operating EBITDA for the segment was $280 million, an increase of 75 percent compared to operating EBITDA of $160 million in the year-ago period. The improvement was driven primarily by higher volumes,

pricing gains and the absence of charges incurred in the prior year associated with temporarily idled facilities.

Outlook
“As our third quarter results demonstrate, the demand across our end-markets is strong and we are successfully executing against a backdrop of raw material inflation and global supply chain challenges. We moved quickly to implement strategic price increases in response to rising raw material costs and we will continue these actions in the fourth quarter to deliver neutral price/cost for the year,” said Lori Koch, Chief Financial Officer of DuPont. “As we head into the fourth quarter, strong demand trends are expected to continue across almost all end-markets; however, we are seeing a deceleration in order patterns stemming from the ongoing global semiconductor chip shortage, primarily in automotive end-markets, which is consistent with the revisions to global auto build estimates which have come down 17 percent for the second half of 2021 versus estimates for the same period from just a few months ago. For full year 2021, we now estimate net sales to be between $16.34 billion and $16.40 billion, operating EBITDA between $4.14 billion and $4.17 billion and adjusted EPS in the range of $4.18 to $4.22 per share.”

Conference Call
The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results and business outlook, along with a strategic update today at 8:00 a.m. ET and extending until approximately 9:30 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

For further information contact: DuPont Investors: Patrick Fitzgerald patrick.fitzgerald@dupont.com +1 302-999-6560	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
Effective August 31, 2017, E. I. du Pont de Nemours and Company ("EID") and The Dow Chemical Company ("TDCC") each merged with subsidiaries of DowDuPont Inc. (n/k/a "DuPont”) and, as a result, EID and TDCC became subsidiaries of the Company (the "DWDP Merger"). On April 1, 2019, the Company completed the separation of the materials science business through the spin-off of Dow Inc., (“Dow”) including Dow’s subsidiary The Dow Chemical Company (the “Dow Distribution”). On June 1, 2019, the Company completed the separation of the agriculture business through the spin-off of Corteva, Inc. (“Corteva”) including Corteva’s subsidiary E. I. du Pont de Nemours and Company (“EID”), (the “Corteva Distribution" and together with the Dow Distribution, the “DWDP Distributions”).

On February 1, 2021, the Company completed the divestiture of the Nutrition & Biosciences (“N&B”) business to International Flavors & Fragrance Inc. (“IFF”) in a Reverse Morris Trust transaction (the “N&B Transaction”) that resulted in IFF issuing shares to DuPont stockholders. The results of operations of DuPont for all periods presented reflect the historical financial results of N&B as discontinued operations, as applicable. The cash flows related to N&B have not been segregated and are included in the Consolidated Statements of Cash Flows for the applicable periods.

In addition, the Company includes in discontinued operations activity related to the indemnification obligations pertaining to EID legacy liabilities including eligible PFAS costs under the cost sharing arrangement (the “MOU”) by and between DuPont, Corteva and The Chemours Company.

On July 1, 2021, DuPont completed the previously announced acquisition (the "Laird PM Acquisition") of the Laird Performance Materials business, (“Laird PM”).

On November 2, 2021, DuPont announced it has entered definitive agreements to acquire Rogers Corporation (“Rogers”), (the “Intended Rogers Acquisition”). The transaction is subject to approval by Rogers shareholders, regulatory approvals and customary closing conditions.

On November 2, 2021, DuPont announced that it has initiated a divestiture process (the “In-Scope M&M Divestiture Process”) related to a substantial portion of its Mobility & Materials segment, (the “In-Scope M&M Businesses”). The outcome of which, including the entry into definitive agreements, is subject to approval of the DuPont Board of Directors.

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) in connection with the Intended Rogers Acquisition, the failure to (x) obtain the necessary approval from Rogers' shareholders, regulatory approvals, or anticipated tax treatment, or (y) satisfy any of the other conditions to closing; (ii) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies could impact the value, timing or pursuit of the closing of the Intended Rogers Acquisition; (iii) the timing and outcome of the In-Scope M&M Divestiture Process and the risks, costs and ability to realize benefits from the pursuit of any disposition of the In-Scope M&M Businesses resulting therefrom; (iv) the ability to achieve expected benefits, synergies and operating efficiencies in connection with the Laird PM Acquisition within the expected time frames or at all or to successfully integrate Laird PM; (v) ability to achieve anticipated tax treatments in connection with the N&B Transaction, Laird PM Acquisition or the DWDP Distributions; (vi) changes in relevant tax and other laws; (vii) indemnification of certain legacy liabilities of EID in connection with the Corteva Distribution; (viii) risks and costs related to the performance under and impact of the cost sharing arrangement by and between DuPont, Corteva and The Chemours Company related to future eligible PFAS costs; (ix) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (x) uncertainty as to the long-term value of DuPont common stock; (xi) risks and uncertainties related to the novel coronavirus (COVID-19) and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) on DuPont’s business, results of operations, access to sources of liquidity and financial condition which depend on highly uncertain and unpredictable future developments, including, but not limited to, the duration and spread of the COVID-19 outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions resume; and (xii) other risks to DuPont's business, operations; each as further discussed in detail in and results of operations as discussed in DuPont’s annual report on Form 10-K for the year ended December 31, 2020 and its subsequent reports on Form 10-Q and Form 8-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 11 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles and the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges. Management estimates amortization expense in 2021 associated with intangibles to be approximately $720 million on a pre-tax basis, or approximately $1.03 per share.
Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items. Operating EBITDA margin is calculated as operating EBITDA divided by net sales. Operating EBITDA leverage is calculated as the year-over-year percentage change in operating EBITDA divided by the year-over-year percentage change in net sales.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.
Organic Sales is defined as net sales excluding the impacts of currency and portfolio.
Free cash flow is defined as cash provided by/used for operating activities less capital expenditures. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process. Free cash flow conversion is defined as free cash flow divided by net income adjusted to exclude the after-tax impact of non-cash impairment charges, gains or losses on divestitures, and amortization expense of intangibles.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$4,271	$3,629	$12,382	$10,588
Cost of sales	2,778	2,417	7,945	7,034
Research and development expenses	152	140	456	466
Selling, general and administrative expenses	475	403	1,390	1,299
Amortization of intangibles	196	172	530	527
Restructuring and asset related charges - net	1	378	13	800
Goodwill impairment charges	—	183	—	3,214
Acquisition, integration and separation costs	29	22	58	161
Equity in earnings of nonconsolidated affiliates	25	29	76	170
Sundry income (expense) - net	8	430	170	631
Interest expense	115	165	390	517
Income (loss) from continuing operations before income taxes	558	208	1,846	(2,629)
Provision for income taxes on continuing operations	125	122	308	224
Income (loss) from continuing operations, net of tax	433	86	1,538	(2,853)
(Loss) income from discontinued operations, net of tax	(29)	(158)	4,751	(300)
Net income (loss)	404	(72)	6,289	(3,153)
Net income attributable to noncontrolling interests	13	7	26	20
Net income (loss) available for DuPont common stockholders	$391	$(79)	$6,263	$(3,173)

Per common share data:
Earnings (loss) per common share from continuing operations - basic	$0.81	$0.11	$2.74	$(3.90)
(Loss) earnings per common share from discontinued operations - basic	(0.06)	(0.22)	8.61	(0.41)
Earnings (loss) per common share - basic	$0.75	$(0.11)	$11.35	$(4.31)
Earnings (loss) per common share from continuing operations - diluted	$0.80	$0.11	$2.73	$(3.90)
(Loss) earnings per common share from discontinued operations - diluted	(0.06)	(0.21)	8.59	(0.41)
Earnings (loss) per common share - diluted	$0.75	$(0.11)	$11.32	$(4.31)

Weighted-average common shares outstanding - basic	521.5	734.4	551.7	735.8
Weighted-average common shares outstanding - diluted	523.1	734.9	553.1	735.8

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$1,670	$2,544
Accounts and notes receivable - net	2,908	2,421
Inventories	2,844	2,393
Other current assets	225	181
Assets held for sale	850	810
Assets of discontinued operations	—	20,659
Total current assets	8,497	29,008
Property, plant and equipment - net of accumulated depreciation (September 30, 2021 - $4,599; December 31, 2020 - $4,256)	6,921	6,867
Other Assets
Goodwill	19,688	18,702
Other intangible assets	8,644	8,072
Restricted cash and cash equivalents	50	6,206
Investments and noncurrent receivables	1,029	1,047
Deferred income tax assets	175	190
Deferred charges and other assets	1,011	812
Total other assets	30,597	35,029
Total Assets	$46,015	$70,904
Liabilities and Equity
Current Liabilities
Accounts payable	$2,538	$2,222
Income taxes payable	206	169
Accrued and other current liabilities	1,335	1,085
Liabilities related to assets held for sale	142	140
Liabilities of discontinued operations	—	8,610
Total current liabilities	4,221	12,226
Long-Term Debt	10,629	15,611
Other Noncurrent Liabilities
Deferred income tax liabilities	2,014	2,053
Pension and other post-employment benefits - noncurrent	1,017	1,110
Other noncurrent obligations	895	834
Total other noncurrent liabilities	3,926	3,997
Total Liabilities	18,776	31,834
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2021: 518,103,127 shares; 2020: 734,204,054 shares)	5	7
Additional paid-in capital	49,702	50,039
Accumulated deficit	(22,892)	(11,586)
Accumulated other comprehensive (loss) income	(182)	44
Total DuPont stockholders' equity	26,633	38,504
Noncontrolling interests	606	566
Total equity	27,239	39,070
Total Liabilities and Equity	$46,015	$70,904

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net income (loss)	$6,289	$(3,153)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,094	2,326
Credit for deferred income tax and other tax related items	(182)	(481)
Earnings of nonconsolidated affiliates in excess of dividends received	(41)	(120)
Net periodic pension benefit cost	1	30
Pension contributions	(59)	(77)
Net gain on sales and split-offs of assets, businesses and investments	(5,117)	(612)
Restructuring and asset related charges - net	15	807
Goodwill impairment charges	—	3,214
Inventory step-up amortization	12	—
Other net loss	126	127
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(399)	133
Inventories	(515)	312
Accounts payable	379	43
Other assets and liabilities, net	57	245
Cash provided by operating activities	1,660	2,794
Investing Activities
Capital expenditures	(707)	(922)
Proceeds from sales of property and businesses, net of cash divested	285	1,008
Acquisitions of property and businesses, net of cash acquired	(2,323)	(73)
Purchases of investments	(2,001)	(1)
Proceeds from sales and maturities of investments	2,001	1
Other investing activities, net	18	22
Cash (used for) provided by investing activities	(2,727)	35
Financing Activities
Changes in short-term notes payable	—	(1,439)
Proceeds from issuance of long-term debt	—	8,275
Proceeds from issuance of long-term debt transferred to IFF at split-off	1,250	—
Payments on long-term debt	(5,000)	(29)
Purchases of common stock	(1,643)	(232)
Proceeds from issuance of Company stock	110	34
Employee taxes paid for share-based payment arrangements	(26)	(14)
Distributions to noncontrolling interests	(34)	(48)
Dividends paid to stockholders	(476)	(662)
Cash transferred to IFF at split-off	(100)	—
Other financing activities, net	(2)	(55)
Cash (used for) provided by financing activities	(5,921)	5,830
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(49)	4
(Decrease) Increase in cash, cash equivalents and restricted cash	(7,037)	8,663
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	8,767	1,569
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	8	8
Cash, cash equivalents and restricted cash at beginning of period	8,775	1,577
Cash, cash equivalents and restricted cash from continuing operations, end of period	1,738	10,233
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	7
Cash, cash equivalents and restricted cash at end of period	1,738	10,240

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Electronics & Industrial	$1,467	$1,213	$4,087	$3,439
Water & Protection	1,397	1,249	4,137	3,769
Mobility & Materials	1,298	996	3,783	2,877
Corporate	109	171	375	503
Total	$4,271	$3,629	$12,382	$10,588
U.S. & Canada	$1,208	$1,068	$3,414	$3,177
EMEA [1]	831	650	2,475	2,038
Asia Pacific	2,080	1,776	6,046	4,998
Latin America	152	135	447	375
Total	$4,271	$3,629	$12,382	$10,588

Net Sales Variance by Segment and Geographic Region	Three Months Ended September 30, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	9%	9%	1%	11%	21%
Water & Protection	2	9	11	1	—	12
Mobility & Materials	16	12	28	2	—	30
Corporate	3	9	12	1	(49)	(36)
Total	6%	10%	16%	1%	1%	18%
U.S. & Canada	5%	8%	13%	—%	—%	13%
EMEA [1]	5	18	23	2	3	28
Asia Pacific	6	8	14	2	1	17
Latin America	3	6	9	2	2	13
Total	6%	10%	16%	1%	1%	18%

Net Sales Variance by Segment and Geographic Region	Nine Months Ended September 30, 2021
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	13%	13%	2%	4%	19%
Water & Protection	1	7	8	2	—	10
Mobility & Materials	9	19	28	3	—	31
Corporate	3	2	5	2	(32)	(25)
Total	3%	12%	15%	2%	—%	17%
U.S. & Canada	2%	8%	10%	—%	(3)%	7%
EMEA [1]	—	14	14	6	1	21
Asia Pacific	4	14	18	2	1	21
Latin America	3	16	19	(1)	1	19
Total	3%	12%	15%	2%	—%	17%
1. Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Electronics & Industrial	$475	$421	$1,335	$1,084
Water & Protection	353	314	1,060	1,010
Mobility & Materials	280	160	852	352
Corporate [1]	(21)	11	(50)	62
Total	$1,087	$906	$3,197	$2,508
1. Corporate includes $(33) million and $(7) million of general corporate expenses for the three months ended September 30, 2021 and 2020, respectively and $(97) million and $(94) million of general corporate expenses for the nine months ended September 30, 2021 and 2020, respectively.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Electronics & Industrial	$13	$8	$32	$27
Water & Protection	7	7	27	19
Mobility & Materials	3	5	11	13
Corporate [1]	2	9	6	111
Total equity earnings included in operating EBITDA (GAAP)	$25	$29	$76	$170
1. Corporate activity in 2020 reflects equity earnings associated with the Hemlock Semiconductor joint venture divested in the third quarter of 2020.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Income (loss) from continuing operations, net of tax (GAAP)	$433	$86	$1,538	$(2,853)
+ Provision for income taxes on continuing operations	125	122	308	224
Income (loss) from continuing operations before income taxes	$558	$208	$1,846	$(2,629)
+ Depreciation and amortization	370	345	1,031	1,039
- Interest income [1]	—	4	4	8
+ Interest expense	115	165	390	517
- Non-operating pension/OPEB benefit [1]	14	4	39	23
- Foreign exchange losses, net [1]	(19)	(6)	(36)	(27)
- Significant items	(39)	(190)	63	(3,585)
Operating EBITDA (non-GAAP)	$1,087	$906	$3,197	$2,508
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Cash provided by operating activities (GAAP) [1]	$842	$1,274	$1,660	$2,794
Capital expenditures	(208)	(203)	(707)	(922)
Free cash flow (non-GAAP)	$634	$1,071	$953	$1,872
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the nine month periods noted. In addition, includes cash activity related to N&B prior to the N&B Transaction.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended September 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$558	$420	$0.80
Less: Significant items
Acquisition, integration and separation costs [4]	(29)	(29)	(0.05)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(1)	—	—	Restructuring and asset related charges - net
Gain on divestitures [6]	3	3	—	Sundry income (expense) - net
Inventory step-up amortization [7]	(12)	(10)	(0.02)	Cost of sales
Total significant items	$(39)	$(36)	$(0.07)
Less: Amortization of intangibles	(196)	(153)	(0.30)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	14	10	0.02	Sundry income (expense) - net
Adjusted results (non-GAAP)	$779	$599	$1.15

Significant Items Impacting Results for the Three Months Ended September 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$208	$79	$0.11
Less: Significant items
Acquisition, integration and separation costs [4]	(22)	(17)	(0.03)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(8)	(7)	(0.01)	Restructuring and asset related charges - net
Goodwill impairment charges [8]	(183)	(183)	(0.25)	Goodwill impairment charges
Asset impairment charges [9]	(370)	(281)	(0.38)	Restructuring and asset related charges - net
Gain on divestitures [10]	393	232	0.32	Sundry income (expense) - net
Income tax related item	—	17	0.02	Sundry income (expense) - net
Total significant items	$(190)	$(239)	$(0.33)
Less: Amortization of intangibles	(172)	(134)	(0.17)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	4	3	—	Sundry income (expense) - net; Provision for income taxes on continuing operations
Adjusted results (non-GAAP)	$566	$449	$0.61

1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the acquisition of Laird PM, the planned divestiture of the held for sale businesses and the divestiture of the Solamet® business unit.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects post closing adjustments related previously divested businesses.
7.Reflects the amortization of the inventory step-up related to the Laird PM Acquisition.
8.Reflects non-cash goodwill impairment charges related to former non-core businesses now within Corporate.
9.Reflects a $318 million pre-tax impairment charge recorded in third quarter 2020 related to long-lived asset groups within the Mobility & Materials segment and a $52 million pre-tax impairment charge related to other intangible assets within Corporate.
10.Reflects the net benefit related to the sale of the trichlorosilane business ("TCS") and equity stake in Hemlock Semiconductor JV (collectively, "TCS/Hemlock"), which includes a settlement of a supply agreement dispute, within Corporate.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended September 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$1,846	$1,512	$2.73
Less: Significant items
Acquisition, integration and separation costs [4]	(58)	(54)	(0.10)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(13)	(10)	(0.02)	Restructuring and asset related charges - net
Gain on divestitures [6]	146	111	0.20	Sundry income (expense) - net
Inventory step-up amortization [7]	(12)	(10)	(0.02)	Cost of sales
Income tax related item [8]	—	74	0.14	Provision for income taxes on continuing operations
Total significant items	$63	$111	$0.20
Less: Amortization of intangibles	(530)	(412)	(0.75)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	39	29	0.05	Sundry income (expense) - net
Adjusted results (non-GAAP)	$2,274	$1,784	$3.23

Significant Items Impacting Results for the Nine Months Ended September 30, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(2,629)	$(2,873)	$(3.90)
Less: Significant items
Acquisition, integration and separation costs [4]	(161)	(125)	(0.17)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(139)	(108)	(0.15)	Restructuring and asset related charges - net
Goodwill impairment charges [9]	(3,214)	(3,214)	(4.37)	Goodwill impairment charges
Asset impairment charges [10]	(661)	(503)	(0.68)	Restructuring and asset related charges - net
Gain on divestitures [11]	590	334	0.45	Sundry income (expense) - net
Income tax related item	—	21	0.03	Sundry income (expense) - net
Total significant items	$(3,585)	$(3,595)	$(4.89)
Less: Amortization of intangibles	(527)	(408)	(0.54)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	23	17	0.02	Sundry income (expense) - net; Provision for income taxes on continuing operations
Adjusted results (non-GAAP)	$1,460	$1,113	$1.51
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the acquisition of Laird PM, the planned divestiture of the held for sale businesses and the divestiture of the Solamet® business unit, post-DWDP Merger integration and the DWDP Distributions.
5.Includes Board approved restructuring plans and other asset related charges.
6.Reflects the gain from the sale of the Solamet® business within Corporate and post closing adjustments related previously divested businesses.
7.Reflects the amortization of the inventory step-up related to the Laird PM Acquisition.
8.Reflects a net $74 million tax benefit primarily related to a $59 million tax benefit resulting from the impact of tax reform in Switzerland.
9.Reflects non-cash goodwill impairment charges recorded as follows: a $533 million charge recorded in the first quarter 2020 related to a former non-core business now within Corporate; a $2,498 million charge recorded in the second quarter 2020 related to the Mobility & Materials and Electronics & Industrial segments; and $183 million of charges recorded in the third quarter 2020 related to former non-core businesses now within Corporate.
10.Reflects a $270 million pre-tax impairment charge recorded in the first quarter 2020 related to a long-lived asset group of a former non-core business which is now within Corporate, a $21 million pre-tax impairment charge recorded in the second quarter 2020 related to other intangible assets within the Mobility & Materials segment, a $318 million pre-tax impairment charge recorded in third quarter 2020 related to long-lived asset groups within the Mobility & Materials segment and a $52 million pre-tax impairment charge related to other intangible assets within Corporate.
11.Reflects a gain on the first quarter 2020 sale of the Company's Compound Semiconductor Solutions business within the Electronics & Industrial segment and the net benefit related to the sale of the trichlorosilane business ("TCS") and equity stake in Hemlock Semiconductor JV (collectively, "TCS/Hemlock"), which includes a settlement of a supply agreement dispute, during the third quarter 2020 within Corporate.